SALE AGREEMENT

Dated March 7, 2017

Hunan, China

This Sale Agreement (“Agreement”) is made between Anix Fashion Design Co., Ltd. a legal entity duly registered and existing under the laws of China, hereinafter referred to as “Buyer” and Arcom a legal entity duly registered and existing under the laws of the State of Nevada, United States of America, hereinafter referred to as “Seller”.

HAVE AGREED AS FOLLOWS:

I. SUBJECT OF AGREEMENT

1.1) According to this agreement, the Seller shall sell to the Buyer wooden bow ties and related products (hereinafter called the Goods) as per invoice and price agreed upon the Parties. The Buyer shall accept and pay the Goods a price agreed by the Parties.

1.2) In case of decrease of demand for the products produced by the Seller on the market the Buyer has right to return the products back to the Seller with the same price as it was bought.

1.3) The property right for the Goods as well as risk of loss or damage shall be passed to the Buyer from the date the Buyer accepted the Goods from the Seller.

II. PRICE OF AGREEMENT

2.1) The Seller intends to sell to the Buyer under this Agreement the Goods.

2.2) Price of the Goods shall be in $ (USD)

2.3) Agreed prices are the prices specified in Invoice according to which final payment for the Goods is made.

III. TERMS AND CONDITIONS OF ACCEPTANCE

3.1) The terms of this Agreement is valid for one year upon signing this Agreement.

3.2) Buyer have the right to inspect the Goods.

3.3) Buyer must give writing notice to Seller of any claim for damages on account of condition, quality, or grade of the Goods.

3.4) Buyer must specify the basis of the claim in detail.

3.5) Failure of Buyer to comply with these conditions will constitute irrevocable acceptance of the Goods by Buyer.

IV. PAYMENT PROCEDURE

4.1) The Buyer will pay each order of Goods under following conditions:

- date of receipt of payment on Seller’s account will be considered as a date of payment.

4.2) Currency of payment shall be $ (USD).

Method of payment shall be made by wire transfer or other related payment to Seller’s account.

V. FORCE MAJEURE

6.1) Neither Party shall be held liable for non performance of its obligation hereunder, if such non performance was the result of any natural disasters: flood, fire, acts of God, as well as war, military actions and regulation of the Government authorities directly affecting the Parties’ ability to perform their respective obligations and arising throughout the term of this Agreement.

6.2) Should any of the said circumstances directly affect the ability to perform any obligation within a period as stipulated in the Agreement, such period of performance will be postponed pro rata to the period of continuation of a respective force majeure circumstance.

6.3) The Party affected by the said circumstances must notify the other Party in writings of its inability to perform obligations hereunder reasonable time.

6.4) Failure to notify or late notice by an affected Party will deprive that Party of the right to refer to any of the above mentioned events in case of non performance of its obligations under this Agreement.

VI. VALIDITY

8.1) This agreement will come into force upon its signature by the Parties and continue in full force and effect until of the Parties wish to repudiate this Agreement.

VII. OTHER PROVISIONS

9.1) All additional costs associated with performance of this agreement and not agreed upon in the separate provisions hereof will be born in the territory of the Seller by the Seller, and in the territory of the Buyer by the Buyer.

9.2) After signature of this agreement all previous negotiations and correspondences will lose effect.

VIII.  ADDRESSES AND SIGNATURES.

Buyer Anix Fashion Design Co., Ltd. 21 HUASHENGNAN RD, RENHE TOWN, BAIYUN DRT, GUANGDONG, GUANGZHOU, CHINA, 510470 /s/ Pingho Bing	Seller Arcom LEI FENG, UNIT 4, NO. 20, HUNAN, LONGHUI, YANG GU AO, CHINA 422200 /s/ Hui Liu Ping